Page 1 of 12 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             (AMENDMENT NO.5)*

                            GEORGIA PAC CORP
             -----------------------------------------------------
                              (NAME OF ISSUER)

                                  COM
             -----------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 373298108
             -----------------------------------------------------
                              (CUSIP NUMBER)

                           December 31, 2004
             -----------------------------------------------------
            (Date of event which requires filing of this Statement)

    NOTE: A MAJORITY OF THE SHARES REPORTED IN THIS SCHEDULE 13G ARE HELD BY UNAFFILIATED THIRD-PARTY CLIENT ACCOUNTS MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P., AS INVESTMENT ADVISER. (ALLIANCE CAPITAL MANAGEMENT L.P. IS A MAJORITY-OWNED SUBSIDIARY OF AXA FINANCIAL, INC.)

    Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 373298108           13G                        Page 2 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


       NUMBER OF SHARES     5.   SOLE VOTING POWER            6,590,953
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          126,108
       December 31, 2004
            BY EACH         7.   SOLE DISPOSITIVE POWER       9,051,063
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     1,251

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              9,052,314
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          3.5%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 373298108                13G                     Page 3 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY

  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            6,590,953
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          126,108
       December 31, 2004
            BY EACH         7.   SOLE DISPOSITIVE POWER       9,051,063
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     1,251


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              9,052,314
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          3.5%

 12. TYPE OF REPORTING PERSON *
       IC
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 373298108                13G                     Page 4 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [X]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            6,590,953
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          126,108
       December 31, 2004
            BY EACH         7.   SOLE DISPOSITIVE POWER       9,051,063
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     1,251

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              9,052,314
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          3.5%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 373298108                13G                     Page 5 of 12 Pages


  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France

       NUMBER OF SHARES     5.   SOLE VOTING POWER            6,590,953
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          126,108
       December 31, 2004
            BY EACH         7.   SOLE DISPOSITIVE POWER       9,051,063
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     1,251

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              9,052,314
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          3.5%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 373298108                13G                     Page 6 of 12 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.      13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
       State of Delaware

       NUMBER OF SHARES     5.   SOLE VOTING POWER            6,051,053
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          126,108
       December 31, 2004
            BY EACH         7.   SOLE DISPOSITIVE POWER       8,128,812
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     1,251


  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              8,130,063
     REPORTING PERSON
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES *                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          3.2%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   13G                     Page 7 of 12 Pages

Item 1(a) Name of Issuer:
          GEORGIA PAC CORP

Item 1(b) Address of Issuer's Principal Executive Offices:
          133 Peachtree Street NE
          Atlanta,  GA 30303


Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          26, rue Drouot
          75009 Paris, France

          AXA Courtage Assurance Mutuelle
          26, rue Drouot
          75009 Paris, France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          25, avenue Matignon
          75008 Paris, France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

  (Please contact Dean Dubovy at (212) 314-5528 with any questions.)

                                   13G                     Page 8 of 12 Pages
Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:

          COM

Item 2(e) Cusip Number:
          373298108

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G).

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                   13G                     Page 9 of 12 Pages

Item 4. Ownership as of   December 31, 2004
        (a) Amount Beneficially Owned:
9,052,314   shares of common stock beneficially owned including:

                                                            No. of Shares

                                                       Subtotals

                                                       ---------------------
AXA                                                                     0

AXA Entity or Entities

    Common Stock  acquired solely for investment purposes:
    AXA Investment Managers Paris (France)                          5,989
    AXA Konzern AG (Germany)                                       75,700

    AXA Rosenberg Investment Management LLC                       840,562

AXA Financial, Inc.                                                     0

Subsidiaries:

Advest, Inc.
acquired solely for investment purposes on behalf of client discretionary investment advisory accounts:



  Common Stock                                         1,251

                                                                    1,251
Alliance Capital Management L.P.
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:



  Common Stock                                     7,832,317

                                                                7,832,317
AXA Equitable Life Insurance Company

acquired solely for investment purposes:


  Common Stock                                        10,310
                                                                   10,310
Boston Advisors, Inc.
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:




  Shares issuable upon conversion of
  Convertible Debentures
  Common Stock                                       286,185
                                                                  286,185
                                                            -------------
    Total                                                       9,052,314
                                                            =============

Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.
       (b) Percent of Class:                                 3.5%

                                                            =============

                                                           Page 10 of 12 Pages


ITEM 4. Ownership as of December 31, 2004    (CONT.)

       (c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0

AXA Entity or Entities:
  AXA Investment             5,989             0         5,989             0
  Managers Paris
  (France)
  AXA Konzern AG            75,700             0        75,700             0
  (Germany)

  AXA Rosenberg            458,211             0       840,562             0
  Investment Management
   LLC

AXA Financial, Inc.              0             0             0             0

Subsidiaries:
------------
 Advest, Inc.                    0         1,251             0         1,251

 Alliance Capital        6,044,403       124,857     7,832,317             0
 Management L.P.

 Boston Advisors, Inc.       2,150             0       286,185             0

 AXA Equitable Life          4,500             0        10,310             0
 Insurance Company

                      ------------  ------------  ------------  ------------
                         6,590,953       126,108     9,051,063         1,251
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                           Page 11 of 12 Pages
Item 5. Ownership of Five Percent or Less of a Class:
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                                           (X)

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

        This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

   (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities:

   (X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

        AXA Investment Managers Paris (France)

        AXA Konzern AG (Germany)
        AXA Rosenberg Investment Management LLC

   (X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of the following subsidiaries:

   (X)  Advest, Inc.
        (06-0950348), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.



   (X)  Alliance Capital Management L.P.
        (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.


   (X)  AXA Equitable Life Insurance Company
        (13-5570651), an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.


   (X)  Boston Advisors, Inc.
        (04-2805120), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

   (X)  Frontier Trust Company, FSB (Advest Trust)
        (45-0373941), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                         Page 12 of 12 Pages

Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





   Date:    February 14, 2005              AXA FINANCIAL, INC.*







                                           /s/ Alvin H. Fenichel

                                              Alvin H. Fenichel
                                            Senior Vice President
                                               and Controller





   *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.